Exhibit 99.1

National Beverage Appoints New Director

FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--January 20, 2009--National Beverage Corp. (NASDAQ:FIZZ) has filled the vacant membership on its audit committee with Mr. Cecil D. Conlee. Mr. Conlee is replacing Mr. S. Lee Kling who served as an independent director and member of the company’s audit committee from 1993 until his passing in July 2008.

Mr. Conlee has served on the Strategic Planning Committee of the company since 1995 and was a lead director of Burnup & Sims Inc. for more than 20 years, enabling him to gain knowledge and experience during the formative period in which National Beverage was created.

Mr. Conlee has extensive experience in business as a principal and has held various chief executive roles. He is the Founding Partner and Chief Executive Officer of CGR Advisors, a real estate investment and advisory firm. CGR was the exclusive advisor to Rodamco N.V. for its North American investments, which totaled approximately $4 billion. Mr. Conlee also lived in Hong Kong when he established Rodamco Asia, investing throughout Asia and Australia.

Mr. Conlee is a Trustee of Vanderbilt University and George West Mental Health Foundation and serves on various private foundations and public service boards. He holds an AB from Vanderbilt University and an MBA from Harvard and served as an officer in the Navy for three years.

“Our Board welcomes Mr. Conlee with his wealth of experience and distinguished reputation as a leader and public servant. He exemplifies the level of professionalism and business acumen vital to the competitive global marketplace," stated Nick A. Caporella, Chairman and Chief Executive Officer.

National Beverage is highly innovative, making it unique as a pace-setter in the changing soft-drink industry. Its lineup of refreshment products consisting of - Energy Drinks and Fortified Powders, Vitamin Enhanced juices and waters, and new-to-come beverage supplements are geared toward the lifestyle/health-conscious consumer.

Shasta® – Faygo® – Everfresh® and LaCroix® are aligned with Rip It® energy fuels to make National Beverage . . . America’s Flavor•Favorite – soft-drink company.

Fun, Flavor and Vitality . . . the National Beverage Way

CONTACT:
National Beverage Corp., Fort Lauderdale
Grace A. Keene, Office of the Chairman, 954-581-0922